Exhibit 99.1

THE TILE SHOP REPORTS THIRD QUARTER 2015 RESULTS

9.7% Comparable Store Sales Growth

79.8% Operating Income Growth

19.3% Adjusted EBITDA Margin, 40.0% Adjusted EBITDA Growth

Diluted Earnings per Share of $0.07, growth of 133.3%

Non-GAAP Diluted Earnings per Share of $0.08, growth of 166.7%

MINNEAPOLIS – October 20, 2015 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2015.

Net sales grew 15.3% to $72.4 million for the quarter ended September 30, 2015 compared with $62.8 million for the third quarter of 2014. The $9.6 million increase in sales was due to a comparable store sales increase of 9.7%, or $6.1 million in the quarter and incremental net sales of $3.5 million from stores not included in the comparable store base.

“We are pleased to report a very strong third quarter” said Chris Homeister, CEO.  “The progress made on our key initiatives continues to yield positive returns, and our third quarter represented an important milestone in delivering improved operating leverage and significant earnings growth versus last year. Meaningful sequential improvements in both comparable store sales growth and gross margin were key to our results”.

Gross margin was 70.0% for the quarter compared with 69.2% for the third quarter of 2014. The gross margin rate improvement in the third quarter was primarily driven by reduced discounting and improved margin on customer delivery revenue. Gross margin for the nine months ended September 30, 2015 was 69.2%.

Selling, general and administrative costs for the third quarter were $44.0 million compared with $39.8 million for the third quarter of 2014. The $4.2 million increase was primarily driven by the costs associated with opening and operating new stores and variable expenses associated with revenue growth.

The Company opened one new store in the third quarter of 2015 in Haltom City, Texas, in the existing Dallas, Texas market. As of the end of the quarter, the Company operates 111 stores in 31 states.

For the nine months ended September 30, 2015, net sales grew 14.0% from $193.9 million in 2014 to $221.1 million in 2015. Comparable store sales for the nine month period increased 6.6%.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the quarter was $3.9 million, compared to $1.6 million in the comparable prior year period. Non-GAAP diluted earnings per share for the quarter ended September 30, 2015 were $0.08. Non-GAAP diluted earnings per share for the quarter ended September 30, 2014 were $0.03.

See the “Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP net income.

Non-GAAP Net Income ($ in thousands, except share and per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Reported income before income taxes	$6,197	$2,510	$20,295	$15,072
Loss on extinguishment of debt	-	-	194	-
Special charges	162	191	952	1,544
Non-GAAP net income before taxes	6,359	2,701	21,441	16,616
Provision for income taxes	2,500	1,083	8,858	6,646
Non-GAAP net income	$3,859	$1,618	$12,583	$9,970

Weighted average basic shares outstanding	51,161,348	51,016,487	51,137,650	51,006,610
Weighted average diluted shares outstanding	51,424,979	51,066,497	51,254,547	51,103,216
Basic earnings per share	$0.08	$0.03	$0.25	$0.20
Diluted earnings per share	$0.08	$0.03	$0.25	$0.20

For the third quarter of 2015, Adjusted EBITDA was $13.9 million compared with $10.0 million for the third quarter of 2014, representing 40.0% growth. See the “Adjusted EBITDA” table and the “Non-GAAP Financial Measures” section below for a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA ($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income	$3,761	$1,504	$11,910	$9,041
Interest expense	503	906	2,101	2,352
Income taxes	2,436	1,006	8,385	6,031
Depreciation and amortization	5,504	5,076	16,597	14,302
Special charges	162	191	952	1,544
Stock-based compensation	1,583	1,284	4,226	3,910
Adjusted EBITDA	$13,949	$9,967	$44,171	$37,180

Financial Guidance

The Company is providing updated expectations for full year 2015 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2015 the Company expects:

($ in millions, except per share data)	2015	2014
Net sales	$289 - $292	$257.2
Comparable store sales change	mid single digits	(0.4%)
Gross Margin % of Net Sales	approx. 69%	69.6%
Depreciation & Amortization	approx. $23	$19.9
Stock Based Compensation	approx. $5	$4.6
Effective Tax Rate	approx. 41%	41%
Adjusted Earnings Per Share	$0.31 to $0.33	$0.23
Adjusted EBITA	$57 - $60	$47.5
Fully diluted shares outstanding	approx. 51 million	51 million
New stores	7 to 8	19
Capital Expenditures	$18 to $20	$41.2

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, October 20, 2015. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations website at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financial Information – SEC Filings section of its Investor Relations page.

About Tile Shop Holdings and Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with more than 50 full-room tiled displays. The Company currently operates 111 stores in 31 states, with an average size of 22,000 square feet. The Tile Shop also sells products online at www.tileshop.com

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and other special, non-recurring charges including investigation and litigation costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes loss on extinguishment of debt and special, non-recurring charges including investigation and litigation costs, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores). Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$14,644	$5,759
Trade receivables, net	2,248	1,712
Inventories	63,195	68,857
Income tax receivable	820	4,937
Deferred taxes and other current assets, net	8,281	7,268
Total current assets	89,188	88,533
Property, plant and equipment, net	134,789	139,294
Deferred taxes and other assets, net	24,169	24,363
TOTAL ASSETS	$248,146	$252,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,621	$13,759
Income tax payable	3,252	-
Other accrued liabilities	22,414	18,393
Total current liabilities	41,287	32,152
Long-term debt, net	57,555	88,525
Capital lease obligation, net	818	890
Deferred rent	35,320	33,163
Other long-term liabilities	3,260	3,765
TOTAL LIABILITIES	138,240	158,495

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,376,166 and 51,314,005 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	178,678	174,371
Accumulated deficit	(68,771)	(80,681)
Accumulated other comprehensive income	(6)	-
Total stockholders’ equity	109,906	93,695
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$248,146	$252,190

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

($ in thousands, except share, and per share data)

(Unaudited)

($ in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net sales	$72,404	$62,806	$221,073	$193,850
Cost of sales	21,691	19,348	68,096	58,957
Gross profit	50,713	43,458	152,977	134,893
Selling, general and administrative expenses	44,047	39,752	130,678	117,106
Income from operations	6,666	3,706	22,299	17,787
Interest expense	503	906	2,101	2,352
Other income (expense)	34	(290)	97	(363)
Income before income taxes	6,197	2,510	20,295	15,072
Provision income taxes	2,436	1,006	8,385	6,031
Net income	$3,761	$1,504	$11,910	$9,041

Earnings per common share:
Basic	$0.07	$0.03	$0.23	$0.18
Diluted	$0.07	$0.03	$0.23	$0.18

Weighted average shares outstanding:
Basic	51,161,348	51,016,487	51,137,650	51,006,610
Diluted	51,424,979	51,066,497	51,254,547	51,103,216

Rate Analysis

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014
Gross margin rate	70.0%	69.2%	69.2%	69.6%
SG&A expense rate	60.8%	63.3%	59.1%	60.4%
Income from operations margin rate	9.2%	5.9%	10.1%	9.2%
Adjusted EBITDA margin rate	19.3%	15.9%	20.0%	19.2%

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com